Exhibit 10.6

ST. MARIES RESIDUALS SALES AGREEMENT

THIS ST. MARIES RESIDUALS SALES AGREEMENT (this “Agreement”) is entered into by and between Clearwater Paper Corporation, a Delaware corporation (“Buyer”) and Potlatch RetainCo, LLC, a Delaware limited liability company (“Seller”) as of

                    , 2008 (the “Effective Date”). (Buyer and Seller are sometimes hereinafter in this Agreement referred to collectively as the “parties”, or individually as a “party”).

RECITALS

A. Seller produces wood chips, sawdust, hog fuel and plytrim (collectively “Residuals”) at its St. Maries, Idaho mill complex (the “St. Maries Mill”).

B. Buyer operates a pulp and paper facility in Lewiston, Idaho (the “Buyer’s Mill”).

C. Buyer desires to purchase Residuals from Seller for use at Buyer’s Mill, and Seller desires to supply Residuals to Buyer in accordance with terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the terms and conditions set forth herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

SPECIFICATIONS; AS IS

1.1 The Residuals shall meet the following specifications (the “Specifications”):

1.1.1. Wood Chips. Wood chips (“Chips”) shall be made by Seller its St. Maries Mill. Such Chips must be entirely free of char and substantially free of bark and rot. Seller will use commercially reasonable efforts to maintain and operate its chip production equipment so as to produce Chips meeting the specifications set forth on attached Exhibit A.

1.1.2. Sawdust. Sawdust shall be made by Seller at the St. Maries Mill and shall contain less than 2% bark or char and shall be entirely free of rock, concrete, asphalt and treated wood.

1.1.3. Hog Fuel. Hog fuel shall be made by Seller at the St. Maries Mill, shall meet customary hog fuel standard, and does not include log yard debris.

1.2 Generally. Seller warrants that it will have at the time of delivery merchantable title to Residuals sold hereunder free and clear of liens and encumbrances. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL RESIDUALS DELIVERED UNDER THIS AGREEMENT ARE WITHOUT ANY WARRANTIES OF ANY KIND WHATSOEVER,

INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR ANY STATUTORY WARRANTY.

ARTICLE II

QUANTITIES

During the term of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following quantities of Residuals:

2.1 Sawdust and Chips. Seller shall sell, and Buyer shall purchase, 100% of the output of sawdust, and 100% of the output of Chips, produced at the St. Maries Mill.

2.2 Hog Fuel and Plytrim. Seller shall sell, and Buyer shall purchase, 100% of the Excess Output of the hog fuel and plytrim produced at the St. Maries Mill. As used herein, “Excess Output” means the quantity produced in excess of the amount of hog fuel and plytrim utilized in the operation of the three boilers at the St. Maries Mill or, in the case of plytrim, supplied by Seller to its mill located in Post Falls, Idaho (the “Post Falls Mill”).

2.3 Output Contract. The parties understand that this Agreement is an output contract only, and does not obligate Seller to produce any specific amount of Residuals. Seller may suspend or curtail its production of Residuals without liability in connection with mill outages, changes in operations, shift reduction, downtime, mill closures, changes in market prices or costs, and other similar events within or outside of Seller’s control.

ARTICLE III

DELIVERY, LOADING AND MEASUREMENT

3.1 Transportation and Measurement. Residuals will be delivered FOB Buyer’s truck at the St. Maries Mill. Buyer shall be responsible for making arrangements for transporting Residuals from the St. Maries Mill and paying the cost of transportation. Seller will maintain appropriate facilities for loading trucks at the St. Maries Mill in substantially their present condition to allow truck drivers to load trucks in accordance with standard industry practice. Buyer shall schedule sufficient trucks to take delivery of Residuals on a regular basis, and in any event remove Residuals before the volume in storage at the St. Maries Mill exceeds customarily available storage capacity. Buyer shall determine the weight of each truckload of Residuals by weighing the truck before and after unloading, utilizing a state certified scale. Buyer shall at all times maintain the scales in good and accurate working condition.

Buyer shall determine the percentage of moisture content of Residuals in each load by customary laboratory procedures based upon representative samples. The percentage so determined shall be multiplied by the weight, in pounds, of the load and the product shall be deducted from the total pounds in the load. The remainder shall be divided by 2,000 and the quotient shall constitute the number of bone dry tons or “BDTs” (2,000 pounds of moisture-free fiber) in the load. A summary of the scale tickets and moisture test results shall be made available to Seller through an internet site or will be supplied to Seller upon its written request. Seller may make test measurements of load weight and moisture content from time to time, at Seller’s expense. If such measurements show that payments need adjustment, up or down, the correction shall be applied to the load measured and the five (5) truckloads of Chips, sawdust, hog fuel or plytrim, as the case may be, received by Buyer immediately prior to the load measured. Buyer shall make any compensation adjustments within five (5) days after such adjustment is mutually agreed to.

3.2 Inspection. Buyer shall inspect and sample each load of Residuals after arrival at the Buyer’s Mill and shall promptly notify Seller of any failure of the Residuals to conform to the Specifications. If Buyer fails to give such notice with respect to any load within twenty-four (24) hours after arrival at the Buyer’s Mill, such load of Residuals will be deemed to conform to the Specifications and Buyer will be deemed to have accepted and shall be obligated to pay for such load.

Whenever Buyer determines as a result of its reasonable inspection that any load of Residuals delivered fails to conform to the Specifications, Buyer shall immediately notify Seller. If Buyer reasonably rejects any such quantity as failing to meet the specifications, Buyer may dispose of the rejected Residuals, in any manner it deems appropriate without any payment therefor to Seller. Freight charges on any rejected Residuals, and any costs incurred by Buyer in disposing of the rejected load shall be Seller’s responsibility, and shall be promptly paid upon billing by Buyer. Title and risk of loss or damage of Residuals shall pass to Buyer when the Residuals are loaded on the truck at the St. Maries Mill for delivery to Buyer.

3.3 Records. Buyer shall keep accurate records of deliveries of Residuals, including weight by truck and the results of moisture tests. Such records shall be retained for at least two years after delivery of Residuals, and shall be available for inspection by Seller at reasonable times after reasonable notice.

ARTICLE IV

PRICE AND PAYMENT

4.1 Prices of Residuals. Prices of Residuals commencing on the Effective Date (the “Initial Price Date”) shall be as follows:

Chips (Red & White Fir)	$	/BDT
Chips (Cedar)	$	/BDT
Sawdust	$	/BDT
Hog Fuel and Plytrim	$	/BDT

On February 1 of each year, commencing February 1, 2010, the price for each of Chips, sawdust, hog fuel and plytrim shall be adjusted to reflect fair market value of such items in Central Idaho considering any market premium for Forest Stewardship Council (“FSC”) certified residuals (the “Residual Price Reset Date”). The parties shall endeavor to agree on such fair market values no later than ten (10) days prior to the Residual Price Reset Date. Either party may request that the price for the Residuals as to which the parties have not reached an agreement (the “Unpriced Residuals”) shall be determined by arbitration in accordance with Section 4.2.

If the parties do not agree on a price for Unpriced Residuals by the date the first payment for such Unpriced Residuals delivered after the Residual Price Reset Date is due, Buyer shall initially pay for such Unpriced Residuals at the last established price for such Unpriced Residuals. After the price for Unpriced Residuals previously delivered is determined by arbitration or by agreement, (i) the price of such Unpriced Residuals shall be retroactively adjusted back to the relevant Residual Price Reset Date and (ii) within five (5) days after such determination, an adjustment payment shall be made by Buyer to Seller, or Seller to Buyer, as the case may be, to adjust the price for such Unpriced Residuals to the price as determined by the arbitrator or the agreement of the parties.

On each May 1, August 1 and November 1 (the “Residual Adjustment Dates”), the price for each of Chips, sawdust, hog fuel and plytrim established at the Initial Price Date or most recent Residual Price Reset Date, as applicable, shall be adjusted by the percentage change in the Applicable Index published immediately prior to the Residual Adjustment Date from the Applicable Index published immediately prior to the Initial Price Date, if during the first year of the Initial Term, or, thereafter, the most recent Residual Price Reset Date. For example, if the price of Chips was established at $75/BDT as of February 1, 2010, Residual Price Reset Date and the Applicable Index for Chips published immediately prior to July 1, 2010 was $80/BDT and the Applicable Index published immediately prior to February 1, 2010 was $70/BDT, then the price effective July 1, 2010 would be $85.725/BDT ($80/$70 = 1.143 x $75/BDT = $85.725/BDT).

Seller will provide Buyer notice of any price change at least seven (7) days prior to each Residual Adjustment Date.

The Applicable Index for each of the Residuals is that for the Western U.S. published by Wood Resources International, Ltd. in the “North American Wood Fiber Review” as follows:

For Cedar Chips:	Wood Chip Prices – Lower Columbia River Cedar (avg)

For Red Fir Chips:	Wood Chip Prices – Inland Empire Douglas (avg)

For White Fir Chips:	Wood Chip Prices – Inland Empire Hemlock (avg)

For sawdust:	Sawmill Residue Prices – Inland Empire Sawdust (avg)

For hog fuel and plytrim:	Sawmill Residue Prices – Inland Empire Hog fuel (avg)

If an Applicable Index is materially changed or discontinued by the publisher, the parties will meet to select a new index that will accurately reflect the change in the price of the applicable class of Residuals. If a replacement index cannot be agreed upon, the selection of a replacement index will be determined by arbitration pursuant to Section 4.2.

4.2 Arbitration. If the parties are unable to agree upon the price for Unpriced Residuals on any Residual Price Reset Date or the selection of a replacement index following a material change or discontinuance of an Applicable Index, the dispute shall be resolved through “baseball arbitration” as follows:

4.2.1. Upon the written notice of either party after reasonable efforts to resolve the dispute (the “Arbitration Notice”), the parties shall jointly name an arbitrator to resolve the dispute. The arbitrator shall be a seasoned wood by-products professional familiar with pricing of Residuals in the Pacific Northwest who has not performed any work as an employee or consultant for either party during the previous five (5) years. If the parties are unable to agree on a single arbitrator within ten (10) days after receipt of the Arbitration Notice, then within five (5) days thereafter, each party shall select its own arbitrator with such qualification, and the two selected arbitrators shall jointly select the arbitrator with such qualification who will resolve the dispute. If any party fails to timely select an arbitrator, then the arbitrator selected by the other party shall resolve the dispute. If the two arbitrators selected by the parties are unable or unwilling to select an arbitrator to resolve the dispute within ten (10) days, then either party may petition the District Court in Lewiston, Idaho to select the arbitrator.

4.2.2. Once an arbitrator has been selected, each of the parties shall provide the arbitrator with (i) such documents, evidence and other information as may be desirable to inform the arbitrator of the background and relevant facts of the dispute, and (ii) a proposed final decision on the matters in dispute (the “Proposed Decision”). Upon evaluating all of the documents, evidence and other information provided by the parties, the arbitrator shall render a decision on the dispute by accepting in whole one party’s Proposed Decision. If the dispute is a pricing dispute, the arbitrator shall accept the Proposed Decision that most closely reflects the then market value of the Residuals in question, considering any premium for FSC certified Residuals. If the dispute relates to the selection of a replacement index, the arbitrator shall accept the Proposed Decision which most accurately reflects changes in the market for the applicable Residuals. Provided that the arbitrator has made a decision solely by selecting the Proposed Decision of one of the parties, the arbitrator’s determination shall be conclusive and binding on the parties.

4.2.3. The fees of the arbitrator(s) shall be paid by the party whose Proposed Decision is not selected by the arbitrator. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs in connection with the arbitration from the other party.

4.3 Payment. Payment for Residuals delivered between the 1st and 15th day of the month shall be made by the 25th day of the month. Payment for Residuals delivered between the 16th and the end of the month shall be made by the 10th day of the following month. Payments not made when due shall accrue interest at the rate of 18% per annum (but in no event higher than the maximum rate permitted by applicable law). Each payment shall be accompanied by a detailed statement setting forth the calculation of the payment. In the event any truck load of Residuals are lost or destroyed after title has passed to Buyer but before Buyer has determined the BDT content of such truck load, payment for same shall be made on the 15th day of the month following such loss or destruction based on Buyer’s reasonable estimate of the amount lost or destroyed. Such estimate shall be based on the average BDT content of similar truck load previously received.

ARTICLE V

TERM

This Agreement shall have a term of five (5) years commencing on the Effective Date, and terminating automatically at 11:59:59 p.m. (Pacific Time), on the fifth anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with its terms, or extended in accordance with the express terms of this Section 5. The Term of this Agreement may be extended for one five (5) year extension term commencing immediately upon expiration of the Initial Term upon written notice (the “Extension Notice”) by either party (the “Extending Party”) to the other party (the “Counterparty”) at least six (6) months prior to the termination date of the current Term; provided, however, that the Counterparty may, in its sole and absolute discretion, decline to extend the Term of this Agreement by providing written notice to the Extending Party within ninety (90) days after the Counterparty receives the Extension Notice, in which event the Term shall automatically expire at the end of the Initial Term. The Initial Term and the extension term are sometimes referred to in this Agreement as the “Term.”

ARTICLE VI

ADDITIONAL PROVISIONS

6.1 Shavings. During the Term of this Agreement, if Seller ceases selling or otherwise transferring shavings produced at the St. Maries Mill to the Post Falls, Mill, then Seller shall sell, and Buyer shall purchase, 100% of the output of shavings, produced at the St. Maries Mill. In such case, the shavings will meet specifications mutually agreed upon by the parties, and will be priced initially at the last price used by Seller for any intercompany sales or transfers between the St. Maries Mill and its Post Falls Mill and thereafter priced pursuant to Section 4.1. The Applicable Index to be used is that published by Wood Resources International, Ltd. in the “North American Wood Fiber Review” for Sawmill Residue Prices—Western U.S., Inland Empire, Shavings (avg). For the purposes of this Section 6.1, ceasing the sale or transfer of shavings by Seller does not include by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, embargoes, weather conditions or restrictions under environmental laws, epidemics or acts of sabotage or any other such cause or causes (whether or not of a similar nature) beyond the reasonable control of Buyer.

6.2 Notices. Any notice required or permitted to be issued or given under this Agreement shall be made by one of the following methods: (a) fax transmittal; (b) personal delivery; or (c) delivery by certified mail, return receipt requested or national overnight courier service (e.g. Federal Express, UPS, DHL), all at the address or number listed below.

If to Seller:	2200 Railroad Avenue St. Maries, ID 83861 Fax: 208-245-2585 Attn: Manufacturing Manager

With a copy to:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 509-835-1561 Attn: General Counsel

If to Buyer:	Clearwater Paper Corporation 805 Mill Road – P.O. Box 1388 Lewiston, ID 83501 Fax: 208-799-1918 Attn: Fiber Supply Manager

With a copy to:	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Fax: Attn: General Counsel

Notices given by fax transmittal shall be effective upon electronic confirmation of delivery. Notices given by personal delivery shall be effective upon actual delivery. Notices given by certified mail shall be effective three (3) business days after deposited in the US mails, postage prepaid. Notices given by national overnight services shall be effective two (2) business days after delivery to such courier service, fees prepaid.

A party may change the fax and/or address for notice by giving notice of the change, in writing, in accordance with this Section.

6.3 Assignment. This Agreement may not be assigned in whole or in part without the prior written consent of the nonassigning party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

(a) In the event of a sale or transfer of substantially all of the assets comprising the St. Maries Mill, Seller shall assign this Agreement to the acquirer. Seller will be released from any liability under this Agreement arising after such assignment upon Buyer’s receipt of an assumption agreement, in a form reasonably acceptable to Buyer, executed by the acquirer of the St. Maries Mill.

(b) In the event of a sale or transfer of substantially all of the assets comprising Buyer’s Mill, Buyer shall assign this Agreement to the acquirer. Buyer will be released from any liability under this Agreement arising after such assignment upon Seller’s receipt of an assumption agreement, in a form reasonably acceptable to Seller, executed by the acquirer of the Buyer’s Mill.

(c) Either party may assign any or all of its rights and interests hereunder, or delegate any or all of its obligations hereunder to one or more of its affiliates.

Except as provided in Sections 6.3(a) or (b), no assignment shall relieve the assigning party from its liability under this Agreement.

6.4 Default. If either party should fail or neglect to perform or observe any of its covenants or obligations contained herein, and such default shall continue for thirty (30) days or more after written notice of such failure or neglect shall be given by the other party, or if a bankruptcy or receivership proceeding, voluntary or involuntary, should be commenced against a party, or if assignment of a party’s property shall be made for the benefit of creditors, then in any of such events the other party may, by written notice, terminate this Agreement. Such termination shall not relieve the defaulting party from liability for damages (subject to the limitations below). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES. Except as provided in the previous sentence, it is agreed that the remedies given herein are not exclusive and are without prejudice to any other remedy available, and that in addition thereto the parties hereto shall have all other remedies expressly set forth in this Agreement or that are available at law or in equity.

6.5 Integration. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, relating thereto except as expressly set forth herein. There are no promises, statements, covenants, representations, or warranties, expressed or implied, oral or written, about the subject matter of this Agreement that are not contained herein.

6.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its rules governing conflict of laws.

6.7 Attorney Fees. If a party to this Agreement files an action in any court or other forum (including in or in connection with any bankruptcy proceeding) to enforce compliance with any term of this Agreement or to allege a breach thereof against the other party, the prevailing party in that action shall be entitled to recover all reasonable attorneys’ fees, costs and any necessary disbursements incurred therein, including, without limitation, expert witness fees, deposition costs, court clerk fees, service fees, and printing costs, in addition to any other relief to which the party may be entitled at trial or upon appeal.

6.8 No Third Party Beneficiaries. This Agreement creates no rights in favor of any third party not a party to this Agreement.

6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.10 Amendments; Modifications; Waiver. Neither this Agreement nor any term or provision thereof may be waived, modified, or amended, except by a written agreement signed by the party against whom the waiver, modification, or amendment is sought, and even then, only to the extent set forth in such written instrument. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement nor any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the party against which the waiver is to be effective

6.11 Construction. The parties to this Agreement have participated fully in its negotiation and preparation, with benefit of legal counsel, and accordingly, the Agreement shall not be more strictly construed against either one of the parties. Section headings used in this Agreement are for ease of reference only and shall have no bearing on the interpretation or construction of any provisions of this Agreement.

6.12 Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart thereof.

THIS ST. MARIES RESIDUALS SALES AGREEMENT is executed by Buyer and Seller as of the date first hereinabove set forth.

BUYER:	Clearwater Paper Corporation, a Delaware corporation

By:
Name:
Title:

SELLER:	Potlatch RetainCo, LLC a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

Chip Specifications:

Definitions:

Overlong Chips	Larger than 45 mm round hole (~1 3/4”)

Over thick Chips	More than 10 mm (~ 3/8”)

Accepts	Less than 10 mm thick, maximum length 7/8”

Pin Chips	Less than 7 mm (~ 1/4”)

Fines	Less than 3 mm (~ 3/16”)

Target Chip Specifications

Overlong Chips	1.5%

Over thick chips	3.5%

Accepts	89%

Pin Chips	4.5%

Fines	1%

Bark	.5%

Contaminants:

Chips should be free of contaminants like inorganic dirt, char, decayed wood, foreign matter (rubber, plastic, etc.)

Exhibit A